Exhibit 10.1

NEWS RELEASE

For Immediate Release

          NOVELIS DIRECTOR EDWARD A. BLECHSCHMIDT APPOINTED ACTING CEO

ATLANTA, Dec. 29, 2006 - Novelis Inc. (NYSE: NVL) (TSX: NVL) today announced that it has named Edward A. Blechschmidt, currently a member of its Board of Directors, to become Acting Chief Executive Officer, effective January 2, 2007. Mr. Blechschmidt succeeds Board Chairman William T. Monahan, who has been Interim Chief Executive Officer since August. Mr. Monahan remains Chairman of the Novelis Board.

"When I assumed the Interim CEO position in August, our ideal goal was to have a new CEO by year-end, at which time I could return to my other commitments," Mr. Monahan said. "However, finding the right CEO for Novelis will take a little longer than expected, so I am passing the baton to Ed Blechschmidt, a Board colleague with significant management experience and commitment to shareholder value."

"Ed has been part of our three-person Office of the Chairman for the last four months," added Monahan, "and he is the right person to move the company forward in a hands-on manner during whatever period of time is needed to address new day-to-day leadership. Novelis will continue its search for a permanent CEO."

Mr. Blechschmidt joined the Novelis Board in June. He is a former Chairman and Chief Executive Officer of Gentiva Health Services, Inc., a leading provider of specialty pharmaceutical and home health care services that was spun off from Olsten Corporation and taken public in 2000. He retired from Gentiva in 2002 and remained a director until 2005. Before joining Gentiva, Mr. Blechschmidt served as President and then Chief Executive Officer of Olsten. Prior to that, he served as President and Chief Executive Officer of Siemens Nixdorf Americas and Siemens Pyramid Technologies from 1996 to 1998, and spent more than 20 years with Unisys Corporation, where he held positions of increasing responsibility including Chief Financial Officer.

Mr. Blechschmidt said, "I look forward to working with the talented employees of Novelis at this exciting time. We continue to take important steps forward in developing a world-class organization that delivers value to both shareholders and customers. I am happy to have the opportunity to play a more meaningful role in those initiatives."

Novelis is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries, has approximately 12,500 employees, and reported $8.4 billion in 2005 revenue. Novelis has the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America and South America. Through its advanced production capabilities, the company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit www.novelis.com.

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MEDIA CONTACT:                                           INVESTOR CONTACT:
Charles Belbin                                           Eric Harris
+1 404 814 4260                                          +1 404 814 4304
charles.belbin@novelis.com                               eric.harris@novelis.com